                                                             Exhibit 99.1.(5)(b)

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
________________________________________________________________________________

                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying sub-accounts could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

  Male 40 Nonsmoker
Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

                               ------------------------------CURRENT POLICY COSTS-------------------------
                                    0.00% Gross Hypothetical Return      12.00% Gross Hypothetical Return
                                          (-1.39% Net Return)                   (10.61% Net Return)
                               ---------------------------------------------------------------------------
          End                    Accum-        Cash                     Accum-        Cash
 End     of Yr    Premium       ulation      Surrender     Death       ulation      Surrender      Death
of Yr     Age     Outlay         Value        Value       Benefit       Value         Value       Benefit
-----    -----    -------       -------      ---------    -------      -------      ---------     -------
 1        41       1,200          821             0       100,000         937            0        100,000
 2        42       1,200        1,616             0       100,000       1,959          129        100,000
 3        43       1,200        2,386           556       100,000       3,074        1,244        100,000
 4        44       1,200        3,128         1,298       100,000       4,289        2,459        100,000
 5        45       1,200        3,841         2,011       100,000       5,614        3,784        100,000
                  ------
                   6,000

 6        46       1,200        4,523         2,876       100,000       7,060        5,413        100,000
 7        47       1,200        5,175         3,711       100,000       8,639        7,175        100,000
 8        48       1,200        5,794         4,513       100,000      10,365        9,084        100,000
 9        49       1,200        6,378         5,280       100,000      12,250       11,152        100,000
10        50       1,200        6,925         6,010       100,000      14,312       13,397        100,000
                  ------
                  12,000

11        51       1,200        7,432         6,700       100,000      16,567       15,835        100,000
12        52       1,200        7,901         7,352       100,000      19,041       18,492        100,000
13        53       1,200        8,328         7,962       100,000      21,754       21,388        100,000
14        54       1,200        8,709         8,526       100,000      24,732       24,549        100,000
15        55       1,200        9,041         9,041       100,000      28,004       28,004        100,000
                  ------
                  18,000

20        60       1,200        9,814         9,814       100,000      50,107       50,107        100,000

25        65       1,200        8,707         8,707       100,000      87,234       87,234        107,009

30        70       1,200        4,881         4,881       100,000     148,812      148,812        173,755

35        75       1,200            0             0             0     249,314      249,314        268,826

________________________________________________________________________________
              This illustration is not complete without all pages.

$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 1 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
________________________________________________________________________________

                               ------------------------------CURRENT POLICY COSTS-------------------------
                                    0.00% Gross Hypothetical Return      12.00% Gross Hypothetical Return
                                          (-1.39% Net Return)                   (10.61% Net Return)
                               ---------------------------------------------------------------------------
          End                    Accum-        Cash                     Accum-        Cash
 End     of Yr    Premium       ulation      Surrender     Death       ulation      Surrender       Death
of Yr     Age     Outlay         Value        Value       Benefit       Value         Value        Benefit
-----    -----    -------       -------      ---------    -------      -------      ---------      -------
40        80       1,200              0              0          0      414,715        414,715       439,346

45        85       1,200              0              0          0      681,405        681,405       722,780

50        90       1,200              0              0          0    1,106,226      1,106,226     1,174,902

55        95       1,200              0              0          0    1,800,746      1,800,746     1,842,078

*Year 34, Month 7
Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated.
Additional premiums would be required to continue the coverage.


















________________________________________________________________________________
              This illustration is not complete without all pages.

$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 2 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
________________________________________________________________________________

                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying sub-accounts could affect the policy cash value and death benefit assuming the maximum policy costs were charged. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

  Male 40 Nonsmoker
Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

                                -------------------------MAXIMUM GUARANTEED POLICY COSTS------------------
                                0.00% Gross Hypothetical Return          12.00% Gross Hypothetical Return
                                      (-1.69% Net Return)                       (10.31% Net Return)
                                --------------------------------------------------------------------------
          End                    Accum-        Cash                     Accum-        Cash
 End     of Yr    Premium       ulation      Surrender     Death       ulation      Surrender      Death
of Yr     Age     Outlay         Value        Value       Benefit       Value         Value       Benefit
-----    -----    -------       -------      ---------    -------      -------      ---------     -------
 1        41       1,200          769             0       100,000         882            0        100,000
 2        42       1,200        1,510             0       100,000       1,838            8        100,000
 3        43       1,200        2,221           391       100,000       2,875        1,045        100,000
 4        44       1,200        2,903         1,073       100,000       4,000        2,170        100,000
 5        45       1,200        3,553         1,723       100,000       5,220        3,390        100,000
                  ------
                   6,000

 6        46       1,200        4,169         2,522       100,000       6,544        4,897        100,000
 7        47       1,200        4,751         3,287       100,000       7,981        6,517        100,000
 8        48       1,200        5,297         4,016       100,000       9,541        8,260        100,000
 9        49       1,200        5,806         4,708       100,000      11,237       10,139        100,000
10        50       1,200        6,274         5,359       100,000      13,081       12,166        100,000
                  ------
                  12,000

11        51       1,200        6,700         5,968       100,000      15,086       14,354        100,000
12        52       1,200        7,077         6,528       100,000      17,266       16,717        100,000
13        53       1,200        7,400         7,034       100,000      19,636       19,270        100,000
14        54       1,200        7,663         7,480       100,000      22,212       22,029        100,000
15        55       1,200        7,861         7,861       100,000      25,015       25,015        100,000
                  ------
                  18,000

20        60       1,200        7,650         7,650       100,000      43,404       43,404        100,000

25        65       1,200        4,475         4,475       100,000      73,073       73,073        100,000

30        70       1,200            0             0             0     122,565      122,565        143,184

35        75       1,200            0             0             0     201,503      201,503        217,375

________________________________________________________________________________
              This illustration is not complete without all pages.

$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 3 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
________________________________________________________________________________

                                -------------------------MAXIMUM GUARANTEED POLICY COSTS-------------------
                                0.00% Gross Hypothetical Return          12.00% Gross Hypothetical Return
                                      (-1.69% Net Return)                       (10.31% Net Return)
                                ---------------------------------------------------------------------------
          End                    Accum-        Cash                     Accum-        Cash
 End     of Yr    Premium       ulation      Surrender     Death       ulation      Surrender       Death
of Yr     Age     Outlay         Value        Value       Benefit       Value         Value        Benefit
-----    -----    -------       -------      ---------    -------     ---------     ---------     ---------
40        80       1,200              0              0          0       328,723       328,723       348,396

45        85       1,200              0              0          0       526,152       526,154       558,326

50        90       1,200              0              0          0       823,845       823,845       875,324

55        95       1,200              0              0          0     1,298,421     1,298,421     1,328,706

*Year 29, Month 6
Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.


















________________________________________________________________________________
              This illustration is not complete without all pages.

$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 4 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
--------------------------------------------------------------------------------

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your agent or ReliaStar Life Insurance Company of New York that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

NET ANNUAL RETURN. The net rate illustrated reflects a reduction from the gross rate to cover ReliaStar's mortality and expense risk charge and portfolio operating expenses. The mortality and expense risk charge on an annual basis is equal to 0.60% of the Variable Account assets for current costs and 0.90% for the maximum guaranteed costs. An average portfolio operating expense of 0.76% is deducted from the gross return. This reflects the recent portfolio operating expense for the selected sub-account allocation.

SUB-ACCOUNT ALLOCATION. This illustration assumes that the net premiums (after expense deductions) have been allocated to the Variable Account. Select*Life NY offers the policy owner the opportunity to select those sub-accounts that most clearly reflect their own tolerance for risk. Sub-accounts and their allocations are selected initially and can be changed or transferred between the sub-accounts of the policy without creating a taxable event. Transfers between sub-accounts can be made up to 12 times per year without charge. We reserve the right to limit transfers to 12 per year and charge up to $25.00 per transfer in excess of 12 per year. The net investment return illustrated assumes the average portfolio expense for the specified allocation of the following underlying portfolios:

     Sub-Accounts                                           Allocation
     ------------                                           ----------
     Alger American Growth Portfolio (AGR)                  25%
     Fidelity VIP II Contrafund Portfolio (FCF)             25%
     Janus Aspen Series Aggressive Growth Portfolio (JAG)   25%
     Pilgrim VP Growth + Value Portfolio (NGF)              25%

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $85.33 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect until the insured reaches age 65 (or for 5 policy years, if longer) provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of portfolio performance. Please see the Prospectus for a full explanation of this provision.





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              This illustration is not complete without all pages.
$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 5 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                      100 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
--------------------------------------------------------------------------------

DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulated value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract
(MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59-1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Select*Life NY is a product of ReliaStar Life Insurance Company of New York located at 1000 Woodbury Road, Suite 102, Woodbury, NY 11797. The general distributor is Washington Square Securities, Inc., an affiliate company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-251 (may vary by state.)

PREMIUM LIMITS SUMMARY.

     Minimum First Year Annual Premium:       $1,023.96
     Initial Guideline Level Premium:         $1,662.50
     Initial Guideline Single Premium:       $18,779.23
     Initial MEC 7-pay Premium:               $4,440.50

1YT=102396




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              This illustration is not complete without all pages.
$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 6 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
________________________________________________________________________________

                      ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account

This page summarizes information from the previous ledger pages and outlines some important policy provisions. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company of New York.

Prepared for:

     Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Options: A (Level)
Annual Premium: $1,200.00


This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.


____________________________________________________________________________________________________________________
                                   GUARANTEED COSTS                             CURRENT COSTS
                              0.00% Gross Annual Return     0.00% Gross Annual Return     12.00% Gross Annual Return
                                 (-1.69% Net Return)           (-1.39% Net Return)            (10.61% Net Return)
____________________________________________________________________________________________________________________
Year 10, Age 50
  Cash Surrender Value:                 5,359                         6,010                         13,397
  Death Benefit:                      100,000                       100,000                        100,000

Year 20, Age 60
  Cash Surrender Value:                 7,650                         9,814                         50,107
  Death Benefit:                      100,000                       100,000                        100,000

Projected age when
  Death Benefit Ends:                      68                            73                             95
____________________________________________________________________________________________________________________

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.


I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company of New York.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying sub-accounts. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

SUB-ACCOUNT ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more sub-accounts, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a sub-account, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any sub-account(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0%.

_______________________________________________________________________________
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$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 7 of 8

                                                      ReliaStar Life of New York
SELECT*LIFE NY                                     1000 Woodbury Road, Suite 102
A Variable Universal Life Insurance Policy                    Woodbury, NY 11797
________________________________________________________________________________

SELECTED PORTFOLIO. The sub-accounts I select have varying portfolio operating expenses. Changes to the selected sub-accounts and the allocation percentages will have an impact on the policy cash values. This illustration assumes the average portfolio expense for the specified allocation of the following underlying portfolios is deducted:

Portfolio                                                  Allocation
---------                                                  -----------
Alger American Growth Portfolio (AGR)                           25%
Fidelity VIP II Contrafund Portfolio (FCF)                      25%
Janus Aspen Series Aggressive Growth Portfolio (JAG)            25%
Pilgrim VP Growth + Value Portfolio (NGF)                       25%

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and we may lapse the policy. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



------------------------------------------------          ---------------------
Applicant or Policy Owner                                 Date


------------------        ----------------------
Date of Prospectus        Prospectus Form Number



------------------------------------------------          ---------------------
                                                          Date









________________________________________________________________________________
              This illustration is not complete without all pages.

$100,000 Sel*Life NY for                                           Presented by:
Version M3 2.3.0                                             03/10/2000 10:57 AM
State of Issue: New York                                             Page 8 of 8